EXHIBIT 5.1


                        [DYKEMA GOSSETT PLLC LETTERHEAD]

                                 October 5, 2007


Compuware Corporation
One Campus Martius
Detroit, MI 48226-5099

      Re: Registration Statement on Form S-8 filed by Compuware Corporation
     (the "Registration Statement") with respect to shares to be issued pursuant to its 2007 Long Term Incentive Plan (the "Plan")

Ladies and Gentlemen:

We have acted as counsel for Compuware Corporation, a Michigan corporation (the "Company"), in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 28,000,000 authorized but unissued shares of common stock, $.01 par value, of the Company to be issued pursuant to the terms and conditions of the Plan (the "Shares").

In acting as counsel for the Company, we have examined the proceedings taken in connection with the sale and issuance of the Shares and we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that the Shares reserved for issuance under the Plan, when issued and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

DYKEMA GOSSETT PLLC

/s/ DYKEMA GOSSETT PLLC